Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Jay D. Miller	Nancy A. Johnson, (612) 455-1745
President and CEO	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

CFO GREGORY S. FURNESS TO RESIGN FROM VITAL IMAGES

Company Names Interim CFO and Hires Search Firm

Minneapolis, January 12, 2005 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of advanced medical imaging software, announced today that Gregory S. Furness has resigned as chief financial officer, effective February 8, 2005.

According to Jay D. Miller, president and CEO of Vital Images, “The year Greg started with this company, Vital Images reported approximately $1.2 million in annual revenue.  He has been part of our tremendous growth.  Greg’s real passion is working with smaller companies, and he plans to evaluate opportunities in that arena.  On behalf of all the Vital Images employees, I want to thank Greg for his eight years of service.  We deeply appreciate his dedication and are sure he will be successful in his next venture.”

Furness stated, “I’ve truly enjoyed being part of the Vital Images management team and growth story.  Now is the right time for me to move on to a new situation, after assuring a smooth transition.”

Miller said that Vital Images has engaged Michael Carrel of Technology Solutions Company (TSC), as interim CFO, starting January 17, 2005.  Carrel is a senior vice president with TSC, a Chicago-based IT consulting firm.  While performing his interim role at Vital Images, Carrel will continue working on strategy and business development at TSC.

Most recently, Carrel served as president, CEO and CFO of ZAMBA Corporation, a Minneapolis-based technology company that was purchased last month by TSC.  Before ZAMBA, Carrel held financial and consulting positions with what are now PriceWaterhouseCoopers and Deloitte & Touche.  He is a certified public accountant and holds a bachelor’s degree in accounting from

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Pennsylvania State University and an MBA from the Wharton School at the University of Pennsylvania.

Carrel said, “I’m thrilled to take on the interim CFO position and support the transition at Vital Images.  This is a company with industry-leading technology and momentum in the marketplace.”

According to Miller, “Hiring a permanent CFO is at the top of our priority list.  We will take care to find the individual with the best skills match for our needs.  In the meantime, we are fortunate to obtain the services of such a high-caliber consultant to serve as interim CFO.”  Miller added that Vital Images has engaged Highland Partners, Minneapolis, to identify candidates for the full-time CFO position at the company.

Miller concluded, “Vital Images expects a strong fourth quarter to cap off a great 2004.”  The company plans to release fourth-quarter results February 17, 2005.

About Vital Images

Vital Images is a leading provider of advanced visualization software for use in disease screening applications, clinical diagnosis and therapy planning.  The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols.  Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine.  Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at http://www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and most recent Form 10-Q for the quarter ended September 30, 2004.

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